Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VERSARTIS, INC.

Versartis, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

First:    The name of the corporation is Versartis, Inc. (the “Company”).

Second:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was December 10, 2008 and was last amended and restated on March 26, 2014 (the “Restated Certificate”).

Third:    The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions approving the amendment set forth in Paragraph Fifth of this Certificate of Amendment, declaring its advisability, and directing that such amendment be considered at the Special Meeting of the Stockholders held on September 8, 2017 (the “Special Meeting”), which meeting was noticed and has been held in accordance with Section 222 of the General Corporation Law of the State of Delaware;

Fourth:    At the Special Meeting, the amendment received the affirmative vote of not less than a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote thereon, which is the vote required to approve such amendment;

Fifth:     That section A of Article IV of the Restated Certificate of the Company is hereby amended and restated in its entirety to read as follows:

This Company is authorized to issue two (2) classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 105,000,000 shares. 100,000,000 shares shall be Common Stock, each having a par value of $0.0001 and 5,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

Sixth:    Except as amended by this Certificate of Amendment, the Restated Certificate remains in full force and in effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer as of September 12, 2017.

VERSARTIS, INC.

By:	/s/ Jay P. Shepard
Name:	Jay P. Shepard
Title:	Chief Executive Officer